Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS FIRST
QUARTER 2019 SALES AND EARNINGS

Fort Wayne, IN - April 23, 2019 - Franklin Electric Co., Inc. (NASDAQ: FELE) reported first quarter 2019 GAAP fully diluted earnings per share (EPS) of $0.19, versus a GAAP fully diluted EPS in the first quarter 2018 of $0.45. First quarter 2019 sales were $290.7 million, compared to 2018 first quarter sales of $295.6 million. First quarter EPS before the impact of restructuring expenses was $0.21 compared to 2018 first quarter EPS before restructuring of $0.45 (see table below for a reconciliation of GAAP EPS to EPS before restructuring). In the first quarter of 2018, the Company recognized discrete income tax benefits of about $5 million which lowered the first quarter 2018 effective tax rate and resulted in an eleven-cent increase in earnings per share.

Gregg Sengstack, Franklin Electric’s Chairman and Chief Executive Officer, commented:

“Our first quarter 2019 net sales results were meaningfully below our expectations and were the primary driver of our lower earnings in the quarter.  The key factors that contributed to the lower than expected net sales included adverse winter weather conditions in North America that hurt all our operating segments, and weak international end markets primarily in Europe, the Middle East and Central America.  Our operating income before restructuring expenses declined by about $9.5 million from the first quarter 2018 due in large part to the lower sales volume and adverse sales mix, resulting in lost leverage on our fixed cost base.  Through our company wide focus on working capital reduction our operating cash flow improved by $24 million as compared to the first quarter of last year.

Despite the lower than expected demand in first quarter, we remain confident in the overall strength of the end markets in which we compete. Our Water Systems segment is positioned well to recover the declines in North America that resulted from adverse weather and we are encouraged by higher than expected net sales results in both Brazil and Asia Pacific during the first quarter.  Although sales in our Pioneer branded dewatering equipment business and our Fueling Systems segment were also below expectations in the first quarter, we attribute this mostly to the timing of customer requested deliveries.  As a result, we are reaffirming our 2019 earnings per share guidance of $2.37 to $2.47 per share.”

Key Performance Indicators:

Earnings Before and After Restructuring	For the First Quarter
(in millions)	2019	2018	Change

Net Income attributable to FE Co., Inc. Reported	$9.1	$21.2	(57)%
Allocated Earnings	$(0.1)	$(0.2)
Earnings for EPS Calculations	$9.0	$21.0	(57)%

Restructuring (before tax):	$1.1	$—

Restructuring, net of tax:	$0.9	$—

Earnings Before Restructuring	$9.9	$21.0	(53)%

Earnings Per Share	For the First Quarter
Before and After Restructuring	2018	2017	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	46.7	47.1	(1)%

Fully Diluted Earnings Per Share (“EPS”) Reported	$0.19	$0.45	(58)%

Restructuring Per Share, net of tax	$0.02	$—

Fully Diluted EPS Before Restructuring	$0.21	$0.45	(53)%

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated

Q1 2018	$96.5	$29.1	$46.2	$20.8	$192.6	$58.6	$56.2	$(11.8)	$295.6
Q1 2019	$98.0	$30.5	$37.7	$22.2	$188.4	$60.2	$53.3	$(11.2)	$290.7
Change	$1.5	$1.4	$(8.5)	$1.4	$(4.2)	$1.6	$(2.9)	$0.6	$(4.9)
% Change	2%	5%	(18)%	7%	(2)%	3%	(5)%		(2)%

Foreign currency translation	$(0.9)	$(3.0)	$(6.7)	$(0.9)	$(11.5)	$(1.4)	$—
% Change	(1)%	(10)%	(15)%	(4)%	(6)%	(2)%	—%

Acquisitions	$—	$4.3	$—	$—	$4.3	$1.5	$2.8

Volume/Price	$2.4	$0.1	$(1.8)	$2.3	$3.0	$1.5	$(5.7)
% Change	2%	—%	(4)%	11%	2%	3%	(10)%

Operating Income and Margins
(in millions)	For the First Quarter 2019
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$19.2	$12.3	$(4.3)	$(15.1)	$12.1
% Operating Income To Net Sales	10.2%	20.4%	(8.1)%		4.2%

Restructuring	$0.5	$—	$0.6	$—	$1.1
Operating Income/(Loss) Before Restructuring	$19.7	$12.3	$(3.7)	$(15.1)	$13.2
% Operating Income to Net Sales Before Restructuring	10.5%	20.4%			4.5%

	For the First Quarter 2018
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$25.1	$13.7	$(0.8)	$(15.3)	$22.7
% Operating Income To Net Sales	13.0%	23.4%	(1.4)%		7.7%

Restructuring	$—	$—	$—	$—	$—
Operating Income/(Loss) Before Restructuring	$25.1	$13.7	$(0.8)	$(15.3)	$22.7
% Operating Income to Net Sales Before Restructuring	13%	23.4%			7.7%

Water Systems

Water Systems sales were $188.4 million in the first quarter 2019, versus the first quarter 2018 sales of $192.6 million. In the first quarter of 2019, sales from businesses acquired since the first quarter of 2018 were $4.3 million. Water Systems sales decreased about 6 percent in the quarter due to foreign currency translation. Water Systems organic sales increased about 2 percent compared to the first quarter of 2018.

Water Systems sales in the U.S. and Canada increased by about 2 percent compared to the first quarter 2018. Foreign currency translation decreased sales by about 1 percent. Sales of Pioneer branded dewatering equipment increased by about 10 percent in the first quarter when compared to the prior year due to diversification of product sales channels. Sales of other surface pumping equipment increased by about 2 percent on stronger sales of wastewater products. Sales of groundwater pumping equipment were down about 5 percent versus the first quarter 2018. The decline in groundwater pumping systems was primarily due to adverse winter weather conditions in North America that reduced demand for the Company’s groundwater pumping systems including sales through the Headwater Distribution segment.

Water Systems sales in markets outside the U.S. and Canada declined by about 6 percent overall. Foreign currency translation decreased sales by about 11 percent. Outside the U.S. and Canada, Water Systems realized organic sales growth of about 11 percent in Asia Pacific and about 15 percent in Brazil versus the first quarter 2018. These increases were offset by an organic sales decline in Europe, the Middle East and Central America.

Water Systems operating income was $19.2 million in the first quarter 2019, compared to $25.1 million in the first quarter 2018. Water Systems operating income was lower in the first quarter primarily due to lower sales volume, the resultant lost leverage on fixed costs, adverse product sales mix and higher freight costs.

Fueling Systems

Fueling Systems sales were $60.2 million in the first quarter 2019 compared to first quarter 2018 sales of $58.6 million and were a record for any first quarter. In the first quarter of 2019, sales from businesses acquired since the first quarter of 2018 were $1.5 million. Fueling Systems sales decreased about 2 percent in the quarter due to foreign currency translation. Fueling Systems organic sales increased about 3 percent compared to the first quarter of 2018.

Fueling Systems sales in the U.S. and Canada increased by about 10 percent compared to the first quarter 2018. The increase was principally in the fuel management and service station hardware product lines. Outside the U.S. and Canada, Fueling Systems revenues declined by about 5 percent, due to lower sales of storage tanks, fuel pumping systems, and underground pipe and containment systems primarily in Europe and China.

Fueling Systems operating income was $12.3 million in the first quarter of 2019 compared to $13.7 million in the first quarter of 2018. Fueling Systems operating income was lower in the first quarter as growth from higher sales was offset primarily by higher fixed costs.

Distribution

Distribution sales were $53.3 million in the first quarter 2019, versus first quarter 2018 sales of $56.2 million. In the first quarter of 2019, sales from businesses acquired since the first quarter of 2018 were $2.8 million. The Distribution segment organic sales were down about 10 percent compared to the first quarter of 2018 primarily due to unfavorable weather conditions.

The Distribution segment recorded an operating loss of $4.3 million in the first quarter of 2019, compared to $0.8 million loss in the first quarter of 2018. The loss before the impact of restructuring expenses was $3.7 million. The Distribution loss was primarily due to lower sales volume, higher product costs partially offset by sales price increases, adverse geographic and product sales mix and lost leverage on fixed costs from lower sales.

Overall

The Company’s consolidated gross profit was $89.5 million for the first quarter of 2019, a decrease from the first quarter of 2018 gross profit of $99.0 million. The gross profit decrease was primarily due to lower sales and other impacts previously mentioned. The gross profit as a percent of net sales was 30.8 percent in the first quarter of 2019 compared to 33.5 percent in the first quarter of 2018.

Selling, general, and administrative (SG&A) expenses were $76.3 million in the first quarter of 2019 and 2018. SG&A expenses from acquired businesses was $3.0 million and excluding the acquired entities, the Company’s SG&A expenses in the first quarter of 2019 were $73.3 million, a decrease of about 4 percent from the first quarter 2018, due primarily to the effect of foreign currency translations in the first quarter of 2019 versus the prior year.

Commenting on the outlook for 2019, Mr. Sengstack said:

“As we look forward to the balance of 2019, the key question will be the recovery of net sales in North America in both our Water Systems and Distribution segments that we believe were delayed due to the poor weather during the first quarter. Our review with these businesses in the last several weeks confirms that the end market demand is still robust; however, the environment for equipment manufacturers will be even more competitive. Except for Europe and the Middle East, we think there is still opportunity for growth in the other international Water Systems businesses. Fueling Systems continues to capitalize on numerous market opportunities.

As a result, we continue to believe our previous growth guidance of 4 to 6 percent in 2019 is doable.  We also continue to believe we can achieve our original earnings per share before restructuring charges guidance of $2.37 to $2.47 per share.  In addition to some sales volume recovery, we are taking cost reduction actions in virtually all of our business units to make up portions of the earnings shortfall we experienced in the first quarter.”

A conference call to review earnings and other developments in the business will commence at 9:00 am ET. The first quarter 2019 earnings call will be available via a live webcast.

https://edge.media-server.com/m6/p/ugbyz5i8

If you intend to ask questions during the call, please dial in using 877.643.7158 for domestic calls and 914.495.8565 for international calls. The conference ID is: 1382996.

A replay of the conference call will be available Tuesday, April 23, 2019 at 12:00 noon ET through noon ET on Tuesday, April 30, 2019, by dialing 855.859.2056 for domestic calls and 404.537.3406 for international calls. The replay passcode is: 1382996.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	First Quarter Ended
	March 31, 2019	March 31, 2018

Net sales	$290,715	$295,630
Cost of sales	201,209	196,648
Gross profit	89,506	98,982
Selling, general, and administrative expenses	76,299	76,275
Restructuring expense	1,086	7
Operating income	12,121	22,700
Interest expense	(2,342)	(2,428)
Other income/(expense), net	239	(204)
Foreign exchange income/(expense)	589	(551)
Income before income taxes	10,607	19,517
Income tax (benefit)/expense	1,480	(1,698)
Net income	$9,127	$21,215
Less: Net income attributable to noncontrolling interests	(71)	(41)
Net income attributable to Franklin Electric Co., Inc.	$9,056	$21,174

Income per share:
Basic	$0.19	$0.45
Diluted	$0.19	$0.45

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	March 31, 2019	December 31, 2018
ASSETS

Cash and equivalents	$54,364	$59,173
Receivables	180,584	172,899
Inventories	336,639	314,049
Other current assets	34,115	33,758
Total current assets	605,702	579,879

Property, plant, and equipment, net	202,597	207,064
Right-of-use asset, net	25,411	—
Goodwill and other assets	395,049	395,422
Total assets	$1,228,759	$1,182,365

LIABILITIES AND EQUITY

Accounts payable	$91,399	$76,652
Accrued expenses and other current liabilities	52,990	67,230
Current lease liability	7,738	—
Current maturities of long-term debt and short-term borrowings	131,957	111,975
Total current liabilities	284,084	255,857

Long-term debt	93,803	94,379
Long-term lease liability	17,675	—
Income taxes payable non-current	10,881	10,881
Deferred income taxes	28,927	28,949
Employee benefit plans	36,963	38,020
Other long-term liabilities	19,826	17,934

Redeemable noncontrolling interest	408	518

Total equity	736,192	735,827
Total liabilities and equity	$1,228,759	$1,182,365

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended
(In thousands)	March 31, 2019	March 31, 2018

Cash flows from operating activities:
Net income	$9,127	$21,215
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	12,073	9,896
Share-based compensation	3,230	3,326
Other	(96)	(5,262)
Changes in assets and liabilities:
Receivables	(6,517)	(17,242)
Inventory	(20,986)	(23,932)
Accounts payable and accrued expenses	1,309	(15,378)
Operating Leases	(2,804)	—
Other	1,729	193
Net cash flows from operating activities	(2,935)	(27,184)

Cash flows from investing activities:
Additions to property, plant, and equipment	(5,220)	(5,921)
Proceeds from sale of property, plant, and equipment	64	208
Acquisitions and investments	(5,405)	(8,428)
Other investing activities	3	—
Net cash flows from investing activities	(10,558)	(14,141)

Cash flows from financing activities:
Change in debt	19,669	52,007
Proceeds from issuance of common stock	1,251	642
Purchases of common stock	(4,329)	(7,949)
Dividends paid	(6,723)	(5,037)
Net cash flows from financing activities	9,868	39,663
Effect of exchange rate changes on cash	(1,184)	1,799
Net change in cash and equivalents	(4,809)	137
Cash and equivalents at beginning of period	59,173	67,233
Cash and equivalents at end of period	$54,364	$67,370

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2018, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.